EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 to Form S-8 No. 333-172018) pertaining to the 2010 Stock Plan and the 2020 Stock Plan of Delta Apparel, Inc. of our reports dated November 21, 2019, with respect to the consolidated financial statements of Delta Apparel, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Delta Apparel, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended September 28, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 30, 2020